EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Accelerize New Media, Inc. on Amendment No. 1 on Form SB-2 of our report dated September 18, 2006, relating to the financial statements of Accelerize New Media, Inc. as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004. We also consent to the use of our audit report dated December 15, 2006, relating to the financial statements of The Debt Reduction Group, LLC as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 appearing in this Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Sherb & Co., LLP
New York, NY
January 31, 2007